Exhibit 1

CUSIP No.	G9440A109

Joint Filing Statement

Pursuant to Rule 13d-1(k)(1)

The undersigned hereby consent and agree to the joint filing of Schedule 13G Amendment No. 2 under the Securities Exchange Act of 1934, as amended, with respect to the Class A Common Shares, of Vasta Platform Limited, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Joint Filing Statement pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G Amendment No. 2, thereby incorporating the same into such Schedule 13G Amendment No. 2.

This Joint Filing Statement may be terminated by any of the undersigned upon written notice or such lesser period of notice as the undersigned may mutually agree.

Dated: February 14, 2022

Compass Group LLC

By:	/s/ Pedro Alvizua
Pedro Alvizua, Chief Compliance Officer